Exhibit i.2

[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

March 31, 2017

Nuveen Investment Trust

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Investment Trust

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Trust (the “Fund”), which proposes to offer and sell Class T shares of its series, Nuveen NWQ Global All-Cap Fund, Nuveen NWQ Global Equity Income Fund, Nuveen Large Cap Value Fund, Nuveen Large Cap Core Fund, Nuveen Large Cap Growth Fund, Nuveen Concentrated Core Fund, Nuveen Core Dividend Fund, Nuveen Large Cap Core Plus Fund and Nuveen Equity Market Neutral Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 130 and Amendment No. 132 to its Registration Statement on Form N-1A filed on March 31, 2017 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated May 6, 1996, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, the Fund’s Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per

March 31, 2017

Share and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-03715) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP